UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 17, 2005

STANLEY FURNITURE COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-14938	54-1272589
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1641 Fairystone Park Highway, Stanleytown, Virginia                           24168
(Address of principal executive offices)                           (Zip Code)

Registrant’s telephone number, including area code: (276) 627-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02. Results of Operations and Financial Condition

On October 17, 2005, the Registrant issued a press release (the “Press Release”) announcing third quarter 2005 operating results. The press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

ITEM 9.01. Financial Statements and Exhibits

(d) Exhibits.

    Exhibit 99.1 - Press release by Stanley Furniture Company, Inc. on October 17, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STANLEY FURNITURE COMPANY, INC.

October 17, 2005	By: /s/Jeffrey R. Scheffer
Date	Jeffrey R. Scheffer
Chairman, President and Chief Executive Officer

                                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:	DOUGLAS I. PAYNE
October 17, 2005		Executive Vice President -
Finance and Administration
(276) 627-2157
e-mail:dpayne@stanleyfurniture.com

ANITA W. WIMMER
Vice President - Controller and
Treasurer
(276) 627-2446
e-mail:awimmer@stanleyfurniture.com

STANLEY FURNITURE ANNOUNCES RECORD
SALES AND EARNINGS FOR THE THIRD QUARTER OF 2005

Earnings per share increase 10.0% on 8.6% sales gain

STANLEYTOWN, VA, October 17, 2005/PRNewswire/ -- Stanley Furniture Company, Inc. (Nasdaq-NNM:STLY) today reported record sales and earnings for the third quarter of 2005. Sales and earnings were within management’s previous guidance range provided in mid July 2005.

Net sales of $85.6 million increased 8.6% from the third quarter of 2004, marking the fourteenth consecutive quarter of sales growth over the comparable prior year quarter. Earnings per share grew 10.0% to $.44 compared to $.40 in the third quarter of last year.

For the first nine months of 2005, net sales of $252.2 million rose 13.3% over the comparable prior year period. Year-to-date earnings per share grew 12.9% to $1.31 from $1.16 in the comparable 2004 period.

Third quarter operating income rose to $9.4 million, or 11.0% of net sales. Operating income for the first nine months of 2005 increased to $28.2 million, or 11.2% of net sales, from $25.3 million, or 11.4% of net sales, in the comparable year-ago period. Operating margins have remained consistently strong, ranging from 11.0% to 11.3% of net sales, in each of the last four quarters. Higher raw material costs, compensation costs, energy costs, freight costs, increased warehouse expense and tariffs imposed on wooden bedroom furniture imported from China are negatively impacting operating income. For the first nine months of 2005, higher sales and increased production levels are helping to offset these higher costs. Operational inefficiencies and lower production levels in the third quarter of 2005 compared to the year ago period also negatively impacted operating margins. While the operating efficiencies are expected to improve, lower production levels are anticipated in the fourth quarter of 2005 versus the comparable prior year period.

Working capital, excluding cash and current maturities of long-term debt, decreased $1.9 million during the first nine months of 2005 to $83.3 million from $85.2 million at year end. Total inventories of $72.8 million have decreased approximately $0.9 million since December 31, 2004. Strong cash flow in the first nine months of 2005 was used to purchase $10.0 million of the Company’s common stock, reduce debt $2.8 million, pay cash dividends of $2.3 million and increase the Company’s cash on hand $11.7 million. Approximately $20.2 million is currently authorized by the Company’s Board of Directors to repurchase shares of the Company’s common stock. At October 1, 2005, the Company was in a net cash position with total debt outstanding of $12.9 million and cash on hand of $19.3 million.

Business Outlook

“We are pleased to report another quarter of significant market share gains and strong operating margins,” commented Jeffrey R. Scheffer, chairman, president and chief executive officer. “For the most recent four quarters our sales have increased 13.1% from the previous four quarter period. We believe the consistent execution of our strategy has resulted in market share gains that continue to drive most of our sales growth. We believe industry sales growth slowed during the third quarter and is in an uncertain period due to a sharp decline in consumer confidence levels. Near term we are focusing on keeping our inventories at appropriate levels while remaining hopeful that this will prove to be a short term disruption in demand. Accordingly, we have lowered our fourth quarter 2005 sales and earnings guidance as detailed below,” concluded Scheffer.

Management offers the following guidance:

•
Fourth quarter 2005 net sales are expected to be in the range of $81.5 million to $84.5 million, ranging from a decrease of 2.1% to an increase of 1.5% over the fourth quarter of 2004. For total year 2005, net sales are expected to be in the range of $334 million to $337 million, an increase of 9% to 10% over the prior year.

•	Operating income is expected to be in the range of $8.4 million to $8.9 million for the fourth quarter of 2005, or $36.6 million to $37.1 million for total year 2005.
•	The Company’s effective tax rate is expected to be in the range of 35.1% to 35.5% for 2005.
•
Fourth quarter 2005 earnings per share are expected to be in the range of $.39 to $.42 compared to $.43 per share in the year-ago quarter. For total year 2005, earnings per share are expected to be in the range of $1.70 to $1.73 compared to $1.59 for 2004.

Management is currently in the process of planning and budgeting for 2006 and will provide guidance for 2006 at a later time.

Other Information

All earnings per share amounts are on a diluted basis and adjusted for the two-for-one stock split distributed on June 6, 2005.

Established in 1924, Stanley Furniture Company, Inc. is a leading manufacturer of wood furniture targeted at the upper-medium price range of the residential market. Manufacturing facilities are located in Stanleytown and Martinsville, Va. and Robbinsville and Lexington, N.C. Its common stock is traded on the Nasdaq stock market under the symbol STLY.

Conference Call Details

The Company will host a conference call Tuesday morning, October 18, 2005 at 9:00 a.m. Eastern Time. The dial-in-number is (877) 407-8029. The call will also be web cast and archived on the Company’s web site at www.stanleyfurniture.com. The dial-in-number for the replay (available through October 25, 2005) is (877) 660-6853, the account reference number is 275 and the conference number is 171581.

Forward-Looking Statements

Certain statements made in this release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,”“estimates,”“expects,”“may,”“will,”“should,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These statements reflect the Company’s reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include competition in the furniture industry including competition from lower-cost foreign manufacturers, the Company’s success in executing its blended strategy of combining offshore sourcing and domestic manufacturing, disruptions in offshore sourcing including those arising from supply or distribution disruptions or changes in political or economic conditions affecting the countries from which the Company obtains offshore sourcing, international trade policies of the United States and countries from which the Company obtains offshore sourcing, the cyclical nature of the furniture industry, fluctuations in the price for lumber which is the most significant raw material used by the Company, fluctuations in foreign freight cost, credit exposure to customers, capital costs and general economic conditions. Any forward-looking statement speaks only as of the date of this press release, and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

TABLES FOLLOW

STANLEY FURNITURE COMPANY, INC.
Consolidated Operating Results
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	Oct 1,	Sept 25,	Oct 1,	Sept 25,
	2005	2004	2005	2004

Net sales	$85,615	$78,803	$252,200	$222,546

Cost of sales	65,131	59,389	190,619	167,665

Gross profit	20,484	19,414	61,581	54,881

Selling, general and administrative expenses	11,106	10,636	33,396	29,592

Operating income	9,378	8,778	28,185	25,289

Other income, net	71	50	190	145
Interest Income	96	4	250	21
Interest expense	548	588	1,663	1,808
Income before income taxes	8,997	8,244	26,962	23,647

Income taxes	3,195	2,959	9,573	8,544
Net income	$5,802	$5,285	$17,389	$15,103

Diluted earnings per share	$0.44	$0.40	$1.31	$1.16

Weighted average number of shares	13,198	13,100	13,294	13,019

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Balance Sheets
(in thousands)
(unaudited)

	Oct 1,	Sept 25,	Dec 31,
	2005	2004	2004

Assets
Current assets:
Cash	$19,313	$2,171	$7,632
Accounts receivable, net	41,098	40,178	36,036
Inventories	72,776	72,365	73,658
Prepaid expenses and other current assets	1,007	2,109	1,585
Deferred income taxes	2,521	2,930	2,414

Total current assets	136,715	119,753	121,325

Property, plant, and equipment, net	50,970	51,394	51,342
Goodwill	9,072	9,072	9,072
Other assets	7,726	6,425	7,149

Total assets	$204,483	$186,644	$188,888

Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of long-term debt	$2,857	$4,257	$4,257
Accounts payable	18,963	17,552	16,056
Accrued expenses	15,108	16,870	12,445

Total current liabilities	36,928	38,679	32,758

Long-term debt	10,000	12,857	11,428
Deferred income taxes	10,325	10,813	10,742
Other long-term liabilities	6,580	5,890	6,695

Stockholders' equity	140,650	118,405	127,265

Total liabilities and stockholders' equity	$204,483	$186,644	$188,888

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(unaudited)

	Nine Months Ended
	Oct 1,	Sept 25,
	2005	2004
Cash flows from operating activities:
Cash received from customers	$247,093	$212,934
Cash paid to suppliers and employees	(214,001)	(198,687)
Interest paid, net	(1,431)	(1,791)
Income taxes paid, net	(8,447)	(7,748)
Net cash provided by operating activities	23,214	4,708

Cash flows from investing activities:
Capital expenditures	(3,791)	(402)
Other, net	(33)	(119)
Net cash used by investing activities	(3,824)	(521)

Cash flows from financing activities:
Repayment of senior notes	(2,828)	(5,586)
Purchase and retirement of common stock	(9,996)	-
Dividends paid	(2,330)	(1,876)
Proceeds from insurance policy loans	1,110	993
Proceeds from exercise of stock options	6,335	1,944
Net cash used by financing activities	(7,709)	(4,525)

Net increase (decrease) in cash	11,681	(338)
Cash at beginning of period	7,632	2,509

Cash at end of period	$19,313	$2,171

Reconciliation of net income to
net cash provided by operating activities:
Net income	$17,389	$15,103

Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization	4,228	4,230
Deferred income taxes	(524)	(1,822)
Changes in working capital	2,292	(13,611)
Other assets	(56)	(205)
Other long-term liabilities	(115)	1,013
Net cash provided by operating activities	$23,214	$4,708